EXHIBIT 10.17

STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is entered into as of December 16, 2019 (the “Effective Date”), between Cool Technologies, Inc. (“Cool Tech”) a Nevada Corporation and a Consortium of two companies, VerdeWatts, LLC (“VerdeWatts”), a Delaware Limited Liability Company and FirmGreen, Inc., a Delaware Corporation collectively called the (the “Consortium”) and all together (“the Parties”).

WHEREAS, Cool Tech owns substantial Intellectual Property (“IP”), patented products and proprietary information, including but not limited to patents, trademarks, trade secrets, know how, and confidential information related to Thermal Technology, Mobile Power Generation & Creation, listed in Exhibit A (“Cool Tech IP”);

WHEREAS, the Consortium owns substantial Intellectual Property (“IP”), patented products and proprietary information, including but not limited to patents, trademarks, trade secrets, know how, and confidential information related to Solar Energy, Battery Storage Technology, Water Treatment Technology, LED Technology, ‘Platform as a Service’ (Paas) Technology for connecting and managing data sources within a MicroGrid (IoT devices & connected systems/data) and Wireless Mesh Communications Systems

WHEREAS, Cool Tech is interested in licensing the Consortium’s IP to drive revenues through the sales of products that incorporate the Consortium’s and Cool Tech’s IP;

WHEREAS, the Consortium is interested in licensing and incorporating the Cool Tech IP with various technology products to be sold by the Consortium to end-users as a Mobile MicroGrid based, energy supply, lighting, water treatment and communications platform solution (“Products).

The purpose of this alliance is to exploit the Parties’ complementary capabilities for producing products based on the mutual licensing of IP to the worldwide markets.

NOW, THEREFORE, in consideration of their mutual covenants and obligations contained herein, and the mutual benefits to be derived herefrom, the Parties, intend to be legally bound, do hereby covenant and agree as follows:

Article 1: Definitions

“Confidential Information” means information, data, patents, documents, analyses, compilations, or studies in relation to a party, including its business activities that (a) is disclosed to the other party by or on behalf of the first party; (b) is acquired by the other party directly or indirectly from the first party; or (c) otherwise comes to the knowledge of the other party, in connection with this Agreement whether the information is in oral, visual or written form or is recorded or embodied in any other medium now in existence or not yet invented and includes all such information disclosed to, or accessed by, the other party before this Agreement commences.

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“Cool Tech Licensed Patents” means Cool Tech’s United States and foreign patents and patent applications listed in Exhibit A. Any United States and foreign patents issuing from the patent applications listed in Exhibit A will be added to Exhibit A upon issuance. Licensed Patents shall also include divisions, continuations, reissues, re-examinations, substitutes, and extensions of the patents and patent applications as they arise.

“Consortium Licensed Patents and Proprietary IP” means the Consortium’s United States and foreign patents and patent applications listed in Exhibit B. Any United States and foreign patents issuing from the patent applications listed in Exhibit B will be added to Exhibit B upon issuance. Licensed Patents shall also include divisions, continuations, reissues, re-examinations, substitutes, and extensions of the patents and patent applications as they arise. IP will be the Proprietary Know- How described in Exhibit C

“Territory” shall mean Worldwide.

Article 2: License Grant

2.1 Term: The initial term of this Agreement shall be 20 years from the date of execution and may be extended subject to satisfactory agreement on ongoing commercial terms.

2.2 Cool Tech agrees to and does hereby grant to Consortium a royalty-free, worldwide, nonexclusive, conditional right and license, without the right to grant sublicenses, except to wholly owned subsidiaries, to make, have made, use, sell, distribute, and/or offer to sell systems and practice methods encompassed by its corresponding domestic and foreign patent applications and patent(s) resulting therefrom. Said license is conditioned only by a future undetermined negotiation in which an Original Equipment Manufacturer (OEM) seeks an exclusive license to a particular Cool Tech patent, patents or application thereof. The grant shall be made in exchange for $1.00 due upon the signing of this agreement.

2.3 Consortium agrees to and does hereby grant to Cool Tech a royalty-free, worldwide, nonexclusive, conditional right and license, without the right to grant sublicenses, except to wholly owned subsidiaries, to make, have made, use, sell, distribute, and/or offer to sell systems and practice methods encompassed by its corresponding domestic and foreign patent applications and patent(s) resulting therefrom. Said license is conditioned only by a future undetermined negotiation in which an Original Equipment Manufacturer (OEM) seeks an exclusive license to a particular Consortium patent, patents or application thereof. The grant shall be made in exchange for $1.00 due upon the signing of this agreement.

2.3 Consortium accepts that Cool Tech owns all rights in relation to the Cool Tech IP.

2.4 Cool Tech accepts that the Consortium owns all rights in relation to the Consortium’s IP.

2.5 The Parties agree that any original or possibly original ideas, inventions, developments and improvements which pertain to Cool Tech’s IP or which are conceived or introduced to practice during negotiation or performance of this Agreement shall be owned by Cool Tech.

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2.6 The Parties agree that any original or possibly original ideas, inventions, developments and improvements which pertain to the Consortium’s IP or which are conceived or reduced to practice during negotiation or performance of this Agreement shall be owned by the Consortium.

Article 3: Duties

3.1 The Parties shall diligently pursue the design, development and ultimate commercialization of Products designated by the Managing Committee.

3.2 Duties of Cool Tech

a. Intellectual Property Development and Maintenance. Cool Tech shall develop and maintain the Cool Tech IP and Licensed Patents as provided in this Agreement.

3.3 Duties of the Consortium

a. Manufacturing, Packaging and Distribution. The Consortium shall arrange, contract for and direct the manufacture, packaging and distribution of all Products.

b. Marketing and Promotion. The Parties shall jointly arrange, contract for and direct the marketing, advertising, sales and promotion of the Products sold pursuant to this Agreement.

Article 4: Managing Committee

4.1 Cool Tech and the Consortium shall establish a Managing Committee hereunder, which shall consist of two (2) representatives from each of Cool Tech and the Consortium. Cool Tech and the Consortium may each from time-to-time replace its respective representatives on the Managing Committee, in its sole and absolute discretion, by notice to the other Party. The goal of the Managing Committee is to provide focus and direction in order to leverage both company’s capabilities and technologies.

4.2 It is among the objectives of the Parties to work together towards development and commercialization of Products by taking advantage of the respective technologies and other resources and assets of Cool Tech and the Consortium, on the terms and subject to the conditions of this Agreement, and to design, develop and implement the Products in a reasonably practicable fashion, subject however, to the respective corporate regulatory, financial and other obligations and considerations of each of the Parties as determined by on-going or regular review.

4.3 The Managing Committee shall meet at such times and places as it shall determine appropriate to carry out its responsibilities hereunder. Such meetings may be in person or by means of telephonic or Internet-based communication. Either Party through its Managing members, may call a meeting of the Managing Committee by giving written notice thereof to the members of the other Party.

4.4 The Managing Committee shall establish guidelines to govern the strategic activities, co- development and related activities of the Parties; the Managing Committee shall also establish such guidelines with respect to operational matters at such time as a Product is commercialized or in a pre-commercialized phase, as contemplated by this Agreement.

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4.5 If a disagreement arises between the Parties as to any matters within the scope of this Agreement, either Party may request a meeting of the Managing Committee, which will, in good faith, diligently seek to resolve the dispute. If the Managing Committee is unable to resolve the dispute, notwithstanding the exercise of good faith efforts, within thirty (30) days, then, unless otherwise agreed by the Parties, either Party may initiate formal filing of legal action against the other. Notwithstanding the foregoing, either Party may initiate proceedings to seek injunctive relief before the time period otherwise required hereunder shall elapse, if such Party in good faith believes that it will suffer irreparable harm without the initiation of such proceedings.

Article 5: Equity Transaction and Royalties

For the rights, privileges and license granted hereunder, the Consortium shall pay to Cool Tech the following amounts in the manner hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided.

Article 6: Distribution of Revenues

Subject to the terms of this agreement, the gross profit margin of the revenues derived from each sale of the Products shall be allocated and shared between the Parties on a 60/40 basis wherein the Party that initiated the sale of the Products shall receive 60% of the gross profit margin and the other Party shall receive 40% of the gross profit margin. The respective percentages shall also be maintained for each repeat order from the same customer or entity.

For the purposes of this agreement, the gross profit margin shall refer to the total sales revenue derived from an individual order for any of the Products minus the cost of goods sold, specifically the direct costs incurred in selling, producing, distributing and/or shipping the Product or Products incorporated in each individual order.

Article 7: Payments

All payments due hereunder shall be paid in United States currency. With respect to sales of Products outside the United States on which any earned gross profit margin percentages are payable hereunder, conversions to U.S. dollars, if applicable, shall be made in accordance with standard accounting policy for conversion of foreign currencies, which shall be consistent with US generally accepted accounting principles.

Article 8: Reports

Within fifteen (15) days after the end of each of calendar quarter, Consortium shall provide Cool Tech with a written report detailing the Net Unit Sales of each product during the preceding calendar quarter and the amount derived from each sale.

Within fifteen (15) days after the end of each of calendar quarter, Cool Tech shall provide Consortium with a written report detailing the Net Unit Sales of each product during the preceding calendar quarter and the amount derived from each Net Unit Sale.

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Article 9: Records.

Consortium agrees to keep accurate written records sufficient in detail to enable the revenues and gross profit margins payable under this Agreement by the Consortium to be determined and verified for a period of three (3) years after the final receipt of payments for each order for any of the Products delineated in this Agreement.

Cool Tech agrees to keep accurate written records sufficient in detail to enable the revenues and gross profit margins payable under this Agreement by Cool Tech to be determined and verified for a period of three (3) years after the final receipt of payments for each order for any of the Products delineated in this Agreement.

Article 10: Audit of Records.

Upon reasonable notice and during regular business hours, Consortium shall from time to time, but no more frequently than once annually, make available the records noted above for audit by independent representatives selected by Cool Tech and reasonably acceptable to Consortium at Cool Tech’s expense to verify the accuracy of the reports provided to Cool Tech.

Any representatives conducting such audit shall execute a confidentiality agreement reasonably acceptable to Consortium prior to conducting such audit. Such representatives may disclose to Cool Tech only their conclusions regarding the accuracy of the reports and of records related thereto, and shall not disclose any other Consortium information to Cool Tech without the prior written consent of the Consortium.

The right to audit shall extend for three (3) years from delivery of any Net Unit Sales report. If a discrepancy is found, Consortium will pay any additional revenue percentage due within thirty (30) days, and in addition, if the discrepancy is greater than five percent (5%), Consortium shall reimburse Cool Tech for all reasonable audit costs incurred for the related audit.

Upon reasonable notice and during regular business hours, Cool Tech shall from time to time, but no more frequently than once annually, make available the records noted above for audit by independent representatives selected by Consortium and reasonably acceptable to Cool Tech at Consortium’s expense to verify the accuracy of the reports provided to Consortium.

Any representatives conducting such audit shall execute a confidentiality agreement reasonably acceptable to Cool Tech prior to conducting such audit. Such representatives may disclose to Consortium only their conclusions regarding the accuracy of the reports and of records related thereto, and shall not disclose any other Cool Tech information to Consortium without the prior written consent of the Cool Tech.

The right to audit shall extend for three (3) years from delivery of any Net Unit Sales report. If a discrepancy is found, Cool Tech will pay any additional revenue percentage due within thirty (30) days, and in addition, if the discrepancy is greater than five percent (5%), Cool Tech shall reimburse Consortium for all reasonable audit costs incurred for the related audit.

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Article 11: Confidentiality

11.1 The Consortium shall not divulge to others, any trade secret or Confidential Information, knowledge, or data concerning or pertaining to the business and affairs of Cool Tech, obtained by the Consortium as a result of its engagement hereunder, unless authorized, in writing by Cool Tech. The Consortium represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of Cool Tech including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in activities pertinent to, involving or covered by the patents or in rendering services to any person, firm or entity which may be a competitor of Cool Tech.

11.2 Cool Tech shall not divulge to others, any trade secret or Confidential Information, knowledge, or data concerning or pertaining to the business and affairs of the Consortium, obtained by Cool Tech as a result of its engagement hereunder, unless authorized, in writing by the Consortium. Cool Tech represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of, the Consortium including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in in activities pertinent to, involving or covered by such information or in rendering services to any person, firm or entity which may be a competitor of the Consortium.

Article 12: Miscellaneous

12.1 Notices: All notices and other communications to be given pursuant to this Agreement shall be in writing to the party for whom intended at the addresses set forth below, or at such other addresses as the parties may in the future specify. Each such notice shall be effective on the earlier to occur of; (a) the day it is received, or (b) (i) if given by facsimile with machine confirmation, one day following transmission of the facsimile; (ii) if given by mail, three days after the notice is deposited in the mail; or (iii) if given by delivery, the day it is delivered, provided same is accomplished during normal business hours.

12.2 Attorney’s Fees: In the event that any legal action is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney’s fees and actual costs incurred in such action.

12.3 Controlling Law/Arbitration: This agreement is subject to Delaware law and arbitration under Delaware law.

12.4 Injunctive Relief: Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, Cool Tech and the Consortium hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the non-breaching party will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity.

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12.5 Entire Agreement: This Agreement contains the entire Agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered and modified in any way except by a writing signed by the parties hereto.

12.6 Severability: If any clause or provision herein shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, such adjudication shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

12.7 Independent Contractor: It is understood and agreed that the relationship of Cool Tech and the Consortium is that of an independent contractor, and nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/agent relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement.

Cool Tech, Inc.	The Consortium on behalf of VerdeWatts, LLC and FirmGreen, Inc.

/s/ Timothy Hassett	/s/ Steven Wilburn
Name: Timothy Hassett	Name: Steven Wilburn
Position: Chairman & CEO	Position: Managing Member

Date: 12/16/2019	Date: 12/16/2019

Exhibit A, B, C to Follow as Attachments

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Exhibit A

Cool Tech Issued Patents

Title (Nickname)	Filing Date	Status	Serial/Patent No.

Motor w/ Heat Pipes (US App)	6/19/2007	Issued 8/4/09	7,569,955

Motor w/ Heat Pipes (Cont App) - Hermetic	7/31/2009	Issued 10/9/12	8,283,818

Motor w/ Heat Pipes (CIP App) - New Submersible	7/31/2009	Issued 3/13/12	8,134,260

Bearing Cooler (US App)	4/3/2009	Issued 6/12/12	8,198,770

Tot Encl’d Air-HP- Air Cooled (US App)	8/6/2009	Issued 4/3/12	8,148,858

Wet Brake	12/18/2014	Issued 4/11/17	9,618,068

Radial Vent HPs	2/25/2014	Issued 1/10/17	9,543,809

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Exhibit A

Cool Tech Patent Applications

Title (Nickname)	Filing Date	Status	Serial/Patent No.

Wet Brake	6/16/2017	Granted & Grant Fees Paid	2,971,404

Wet Brake	12/16/2014	Enterer Canada 6/16/17	PCT/US2014/070513

Radial Vent HPs	2/25/2014	Entered BR, CA & MX 8/24/15	PCT/US2014/018246

Radial Vent HPs	8/24/2015	Brazil App - No Action Yet	BR 112015020362-0

Radial Vent HPs	8/24/2015	Granted May 2019	2,902,329

Radial Vent HPs	8/25/2015	Granted April 2017	346856

Electrical Power Generation	4/27/2017	Provisional App - Expired 4/27/18	62/490,641

Integrated Electrical Power Generation Methods and Systems	4/27/2018	Completion of Nat’l Filing Due 10/27/19	PCT/US2018/029794

Integrated Electrical Power Generation Methods and Systems	4/27/2018	No Action Yet	15/965,111

Cool Technologies, Inc.

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